Exhibit 8.1

[Hand Arendall, L.L.C. Letterhead]

January 30, 2002

South Alabama Bancorporation, Inc.
P. O. Box 3067
Mobile, Alabama 36652

Gulf Coast Community Bancshares, Inc.
125 North Highway 71
Wewahitcha, Florida 32465

Re:	Proposed Merger of Gulf Coast Community Bancshares, Inc. into South Alabama Bancorporation, Inc. - Certain Tax Consequences

Gentlemen:

     We have acted as counsel to South Alabama Bancorporation, Inc. (“South Alabama”), an Alabama corporation, in connection with the proposed merger of Gulf Coast Community Bancshares, Inc. (“Gulf Coast”), a Florida corporation, with and into South Alabama (the “Merger”), pursuant to the Agreement and Plan of Merger dated as of December 7, 2001 (the “Merger Agreement”). In such capacity, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

     All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement, and, unless otherwise specified, all Section references herein are to the United States Internal Revenue Code of 1986, as amended (the “Code”).

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including: (i) the Merger Agreement; (ii) the Proxy Statement and Prospectus included in South Alabama’s Registration Statement on Form S-4, being filed with the Securities and Exchange Commission with respect to the proposed transaction; and (iii) such additional documents as we have considered relevant.

South Alabama Bancorporation, Inc.
Gulf Coast Community Bancshares, Inc.
January 30, 2002

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of South Alabama and Gulf Coast.

     You have advised us that the proposed transaction is being entered into for good corporate business reasons, including, without limitation, the fact that the proposed merger presents an attractive opportunity for South Alabama to acquire a franchise in the northwest Florida market without significantly diluting South Alabama’s earnings per share or book value per share, while allowing Gulf Coast to obtain a public market for its shareholders’ stock and to affiliate with a larger holding company and thereby realize economies of scale and increased efficiencies of operation, as well as enhancing the development of new products and services, the development and provision of which are becoming increasingly difficult to address by smaller banks. In addition, the merger allows Gulf Coast to offer better benefits and opportunities to its employees and enjoy more growth than the limited growth available to it without the increased capital resources from the larger holding company.

     With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

          (i)       The fair market value of the South Alabama Common Stock and other consideration received by the shareholders of Gulf Coast will be, in each instance, approximately equal to the fair market value of the Gulf Coast Common Stock surrendered in exchange therefor.

          (ii)      Gulf Coast has not made any extraordinary dividends or distributions with respect to the Gulf Coast common stock in contemplation of or as part of the Merger or redeemed any Gulf Coast common stock in contemplation or as part of the Merger.

South Alabama Bancorporation, Inc.
Gulf Coast Community Bancshares, Inc.
January 30, 2002

          (iii)           There is no plan or intention on the part of the shareholders of Gulf Coast who own one percent (1%) or more of the Gulf Coast stock and, to the best of the knowledge of the management of Gulf Coast, there is no plan or intention on the part of the remaining shareholders of Gulf Coast to sell, exchange or otherwise dispose of a number of shares of South Alabama Common Stock now owned or to be received in the proposed transaction to South Alabama or a “Related Person” of South Alabama that would reduce their combined holdings in South Alabama Common Stock to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all of the stock of Gulf Coast outstanding immediately prior to the transaction. For purposes of this representation, shares of Gulf Coast stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of South Alabama stock will be treated as outstanding Gulf Coast stock as of the Effective Time. Moreover, shares of Gulf Coast stock and shares of South Alabama stock held by Gulf Coast shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation. For purposes of this Officer’s Certificate, a Related Person with respect to South Alabama shall have the meaning defined in Treasury Regulation Section 1.368-1(e)(3).

          (iv)           South Alabama and corporations related to it within the meaning of Treas. Reg. Sec. 1.368-1(e), e.g., its subsidiaries, have no plan or intention to reacquire any of its stock issued in the transaction, except that South Alabama adopted a stock repurchase plan in the ordinary course of business in September, 2001, and may repurchase some minor portion of its stock issued in the transaction under said plan, but will not make purchases under said plan of its stock issued in the transaction that would, in the aggregate, total more than thirty-three percent (33%) of its stock issued in the transaction.

          (v)           South Alabama has no plan or intention to sell or otherwise dispose of any of the assets of Gulf Coast acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

          (vi)           The liabilities of Gulf Coast assumed by South Alabama and the liabilities to which the transferred assets of Gulf Coast are subject were incurred by Gulf Coast in the ordinary course of business.

          (vii)           Following the transaction, South Alabama will continue the historic businesses of South Alabama and Gulf Coast and use a significant portion of South Alabama’s and Gulf Coast’s historic business assets in a business.

South Alabama Bancorporation, Inc.
Gulf Coast Community Bancshares, Inc.
January 30, 2002

          (viii)          South Alabama and Gulf Coast each agree to pay all expenses incurred by it or on its behalf in connection with the Merger. Work done by South Alabama and/or its attorneys and advisors to prepare and file the Registration Statement and print the Prospectus shall not be deemed to be done on behalf of Gulf Coast, and the costs and expenses therefor shall not be the responsibility of Gulf Coast. The shareholders of Gulf Coast will pay their respective expenses, if any, incurred in connection with the Merger.

          (ix)            There is and will be at the date of the Merger no intercorporate indebtedness existing between Gulf Coast and South Alabama that was issued, acquired, or will be settled at a discount.

          (x)             Neither of the parties to the Merger is an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv).

          (xi)            Gulf Coast is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

          (xii)            The fair market value and the total adjusted basis of the assets of Gulf Coast transferred to South Alabama will each equal or exceed the sum of the liabilities assumed by South Alabama plus the amount of the liabilities, if any, to which the transferred assets are subject.

          (xiii)           The payment of cash in lieu of fractional shares of South Alabama stock is solely for the purpose of avoiding the expense and inconvenience to South Alabama of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Gulf Coast shareholders instead of issuing fractional shares of South Alabama stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the Gulf Coast shareholders in exchange for their shares of Gulf Coast stock. The fractional share interests of each Gulf Coast shareholder will be aggregated, and no Gulf Coast shareholder will receive cash in an amount equal to or greater than the value of one full share of South Alabama stock.

          (xiv)           None of the compensation received by any shareholder-employees of Gulf Coast will be separate consideration for, or allocable to, any of their shares of Gulf Coast stock; none of the shares of South Alabama stock received by any shareholder-employees of Gulf Coast will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Gulf Coast will be for services actually rendered and will be commensurate with

South Alabama Bancorporation, Inc.
Gulf Coast Community Bancshares, Inc.
January 30, 2002

amounts paid to third parties bargaining at arm’s length for similar services.

          (xv)           The Merger Agreement and the documents referred to therein represent the entire understanding of Gulf Coast and South Alabama with respect to the Merger.

     Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Merger Agreement and that the representations made by South Alabama and Gulf Coast (including the representation that Gulf Coast shareholders will maintain sufficient equity ownership interests in South Alabama after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

          1.      Provided the Merger qualifies as a statutory merger under Alabama law, the Merger will be a reorganization within the meaning of Section 368(a)(1)(A). Gulf Coast and South Alabama will each be “a party to a reorganization” within the meaning of Section 368(b).

          2.      No gain or loss will be recognized by South Alabama on receipt of Gulf Coast’s assets in exchange for South Alabama Common Stock. Section 1032(a).

          3.      Gulf Coast will recognize no gain or loss upon the transfer of its assets to South Alabama in exchange solely for South Alabama Common Stock and the assumption by South Alabama of the liabilities of Gulf Coast. Sections 361(a) and 357(a).

          4.      The basis of Gulf Coast’s assets in the hands of South Alabama will, in each case, be the same as the basis of those assets in the hands of Gulf Coast immediately prior to the transaction. Section 362(b).

          5.      The holding period of the assets of Gulf Coast in the hands of South Alabama will, in each case, include the period during which such assets were held by Gulf Coast. Section 1223(2).

          6.      The shareholders of Gulf Coast will recognize no gain or loss upon the exchange of their Gulf Coast Common Stock solely for shares of South Alabama Common Stock. Section 354(a)(1).

South Alabama Bancorporation, Inc.
Gulf Coast Community Bancshares, Inc.
January 30, 2002

          7.      The basis of the South Alabama Common Stock received by the Gulf Coast shareholders in the proposed transaction will, in each instance, be the same as the basis of the Gulf Coast Common Stock surrendered in exchange therefor. Section 358(a)(1).

          8.       The holding period of the South Alabama Common Stock received by the Gulf Coast shareholders will, in each instance, include the period during which the Gulf Coast Common Stock surrendered in exchange therefor was held, provided that the Gulf Coast Common Stock was held as a capital asset on the date of the exchange. Section 1223(1).

          9.      The payment of cash to Gulf Coast shareholders in lieu of fractional share interests of South Alabama Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by South Alabama. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

          10.      Where solely cash is received by a Gulf Coast shareholder in exchange for his Gulf Coast Common Stock pursuant to the exercise of dissenters’ rights, such cash will be treated as having been received in redemption of his Gulf Coast Common Stock, subject to the provisions and limitations of Section 302.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.

     We consent to the use of this opinion as an exhibit to the Registration Statement filed by South Alabama relating to the proposed transaction and to the reference to us under the heading “Legal Matters” in the Proxy Statement and Prospectus included in the Registration Statement. This opinion is being provided solely for the use of South

South Alabama Bancorporation, Inc.
Gulf Coast Community Bancshares, Inc.
January 30, 2002

Alabama and Gulf Coast and their respective shareholders. No other person or party shall be entitled to rely on this opinion.

Very truly yours,

HAND ARENDALL, L.L.C.

By: /s/ G. Porter Brock, Jr. As a Member